  Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this "Agreement"), dated as of March 26, 2019, is by and between Azzurra Holdings Corporation (the “Seller”), and Red Beard Holdings LLC (the “Buyer”).

RECITAL

WHEREAS, Seller desires to sell to the Buyer, and Buyer wishes to purchase from Seller, shares of common stock, $0.001 par value (“Common Stock”), of Seller on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I – THE SECURITIES

Section 1.1. Sale and Purchase of the Shares. In reliance upon the representations and warranties made herein, Seller agrees to sell to Buyer 3,827,683 shares of the Company’s Common Stock (the “Shares”), and Buyer agrees to purchase the Shares from Seller.

Section 1.2. Purchase Price. The aggregate purchase price for the Securities (the “Purchase Price”), shall be $45,000, or $0.012 per share.

Section 1.3. Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall be held concurrently with the execution and delivery of this Agreement. At the Closing, Seller will cause to be delivered to the Company notice to the Seller’s transfer agent instructing the transfer agent to issue the Shares to Buyer, and Buyer will deliver the Purchase Price to Seller by wire transfer of immediately available funds to the account specified by Seller to Buyer at Closing.

ARTICLE II – REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

Section 2.1. Power and Authority of Seller. Seller has all requisite power and authority to execute, deliver and perform this Agreement and to execute and deliver the share certificates or instruments to be executed and delivered pursuant hereto by Seller and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed, and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally, and (ii) is subject to general principles of equity.

Section 2.2. Capitalization. The authorized capital stock of the Company consists of 100.0 million shares of Common Stock, and 5.0 million shares of Preferred Stock, of which 201,457 shares of Common Stock were issued and outstanding prior to Closing, and no shares of Preferred Stock were issued and outstanding. Immediately following Closing, the capitalization of the Company will be as set forth on Exhibit A attached hereto, which also sets forth the name of each shareholder of the Company and the number of shares of Common Stock beneficially owned by each.

Section 2.3. Absence of Conflicting Agreements. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not, with or without the giving of notice, the lapse of time, or both: (i) contravene or conflict with, or constitute a violation of, any judgment, injunction, order, or decree binding upon or applicable to Seller, (ii) require any consent, approval, or other action by any third party, (iii) contravene or conflict with, or constitute a violation of, any agreement to which Seller is a party or by which Seller is bound, or (iv) result in the creation or imposition of any Lien on the Securities.

Section 2.4. Broker's Fees. Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby or based in any way upon arrangements, agreements, or understandings made by or on behalf of Seller hereunder.

Section 2.5. Seller (i) is a sophisticated investor and has such knowledge and experience in financial and business matters as to be capable of evaluating independently the merits, risks and suitability of entering into this Agreement and the transactions contemplated hereby, (ii) has conducted its own analysis and due diligence and independently obtained such information as it deems necessary in order to make an informed investment decision with respect to the Securities, (iii) is able to bear the risks attendant to the transactions contemplated hereby and (iv) acknowledges that (a) no public market exists for the Securities, (b) the Securities are being sold hereunder in a private transaction, (c) the Purchase Price was negotiated privately between the parties hereto (d) acknowledges that the Buyer and its affiliates may have access to or possess material non-public or confidential information (the “Confidential Information”) regarding the Securities and the Company and represents that it will not pursue any claim against the Buyer or its affiliates based on or relating to the Buyer’s possession of the Confidential Information and (e) the Securities have not been registered under the Securities Act or any other applicable securities laws.

ARTICLE III – REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to, and agrees with, seller as follows:

Section 3.1. Accredited Investor and Investment Purpose. Buyer is an "accredited investor" as that term is defined in Rule 501(a) of the Securities Act. The Securities will be acquired for investment for Buyer's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act.

Section 3.2. Power and Authority. Buyer has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (ii) is subject to general principles of equity.

Section 3.3. Broker's Fees. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby or based in any way upon agreements, arrangements or understandings made by or on behalf of Buyer hereunder.

Section 3.4. Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, do not, with or without the giving of notice, the lapse of time or both: (i) contravene or conflict with, or constitute a violation of, any judgment, injunction, order or decree binding upon or applicable to Buyer, (ii) require any consent, approval or other action by any third party, or (iii) contravene or conflict with, or constitute a violation of, any agreement to which Buyer is a party or by which Buyer is bound.

Section 3.5. Buyer (i) is a sophisticated investor and has such knowledge and experience in financial and business matters as to be capable of evaluating independently the merits, risks and suitability of entering into this Agreement and the transactions contemplated hereby, (ii) has conducted its own analysis and due diligence and independently obtained such information as it deems necessary in order to make an informed investment decision with respect to the Securities, (iii) is able to bear the risks attendant to the transactions contemplated hereby and (iv) acknowledges that (a) no public market exists for the Securities, (b) the Securities are being sold hereunder in a private transaction, (c) the Purchase Price was negotiated privately between the parties hereto, (d) acknowledges that the Seller and its affiliates may have access to or possess material non-public or confidential information (the “Confidential Information”) regarding the Securities and the Company and represents that it will not pursue any claim against the Seller or its affiliates based on or relating to the Seller’s possession of the Confidential Information and (e) the Securities have not been registered under the Securities Act or any other applicable securities laws

ARTICLE IV – COVENANTS OF THE PARTIES

Section 4.1. Further Assurances. At any time or from time to time after the Closing, each of Seller and Buyer shall, at the reasonable request and expense of the other party or its counsel (unless such request is occasioned by the breach of a representation, warranty or covenant of the other party, in which case it shall be at the expense of such breaching party), execute and deliver any further instruments or documents and take all such further action in order to evidence or otherwise facilitate the consummation of the transactions contemplated hereby.

Section 4.2. No Other Representations or Warranties. Except as set forth in this Agreement, no party is making, or is relying on, any express or implied representations or warranties relating to any party or to the consummation of the transactions contemplated hereby. Each party is making its decision to consummate the purchase and sale of the Securities described herein on the basis of its due diligence investigation of the Company and not on any representation, warranty, statement or information made or communicated (orally or in writing) to by the other party or any affiliate, representative or agent thereof, other than as set forth in this Agreement. The representations and warranties made by Seller and Buyer in Article II and Article III, respectively, shall survive the Closing and the delivery of the Securities.

ARTICLE V -- MISCELLANEOUS

Section 5.1. Expenses. Each party hereto shall pay its own expenses in connection with the transactions contemplated hereby, whether or not such transactions shall be consummated. Notwithstanding the foregoing, Buyer and Seller shall each pay one-half of any fees charged by the Company in connection with the transfer of the Securities.

Section 5.2. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail, with postage prepaid or (iii) sent by next-day or overnight mail or delivery or sent by telecopy or electronic mail, to the address listed below each party's name on the signature page hereto or at such other address as may be specified in writing to the other parties hereto. All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery on the day after such delivery, (ii) if by certified or registered mail, on the fifth business day after the mailing thereof, (iii) if by next-day or overnight mail or delivery, on the day delivered and (iv) if by telecopy or electronic mail, on the next day following the day on which such telecopy was sent, provided that a copy is also sent by certified or registered mail.

Section 5.3. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction.

Section 5.4. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each of the other parties hereto.

Section 5.5. No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

Section 5.6. Amendment; Waivers; Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

Section 5.7. Entire Agreement; Confidentiality. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Each of Buyer and Seller shall maintain the confidentiality of the terms of the transaction described herein unless otherwise required by law or regulatory authority, or other legal process, except that the parties may disclose the terms of the transaction to their respective affiliates, attorneys, accountants and other professionals and in connection with the enforcement of the parties’ respective rights and obligations hereunder.

Section 5.8. Counterparts; Facsimile. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The reproduction of signatures by means of telecopying or electronic device shall be treated as though such reproductions are executed originals.

[Remainder of Page Intentionally Left Blank—Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AZZURRA HOLDING CORPORATION

By: ______________________
Name: Daniel W. Rumsey
Title: President

RED BEARD HOLDINGS LLC

By:
Name: _______________________
Title:

EXHIBIT A

CAPITALIZATION

Shareholder	No. of Shares of Common Stock	Percent

Red Beard Holdings LLC	3,827,683	95%
Daniel W. Rumsey	106,587	2.60%
Jason Adelman	84,870	2.10%
Highbridge Capital	10,000	<1%

TOTAL	4,029,140	100%